Exhibit 99.8

Execution Version

Tuesday Morning Corporation
6250 LBJ Freeway
Dallas, Texas 75240

September 9, 2022

Osmium Partners, LLC
300 Drakes Landing Road, Suite 172
Greenbrae, CA 94904

Re:	Termination of Agreement

Ladies and Gentlemen:

This letter is being delivered in connection with that certain Agreement, dated as of December 31, 2020 (the “Director Agreement”), among Tuesday Morning Corporation (the “Company”), Osmium Partners, LLC (“Osmium”) and Osmium Partners (Larkspur SPV), LP (“Osmium Larkspur” and, together with Osmium, the “Osmium Group”). The parties entered into the Director Agreement in connection with Company’s emergence from Chapter 11 bankruptcy proceedings and in order to provide the Osmium Group with certain rights to designate members of the Company’s board of directors.

On the date hereof, the Company has entered into that certain Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”), among the Company, Tuesday Morning Inc., certain other subsidiaries of the Company, certain members of management of the Company, and TASCR Ventures CA, LLC (the “SPV”), pursuant to which the Company will receive additional financing of $35 million. Upon the closing of the transactions contemplated by the Note Purchase Agreement (the “Closing”), the SPV will be granted a right to designate a majority of the members of the Company’s board of directors. Pursuant to the terms of the Note Purchase Agreement, the termination of the Director Agreement is a condition to the Closing.

By executing this letter below, each of the parties hereto agrees that, subject to and conditional on the occurrence of the Closing, the Director Agreement shall terminate as of the Closing, except with respect to any provisions of the Director Agreement that expressly survive any termination thereof.

Very truly yours,

TUESDAY MORNING CORPORATION

By:	/s/ Fred Hand
Name:	Fred Hand
Title:	Chief Executive Officer

OSMIUM PARTNERS, LLC	OSMIUM PARTNERS (LARKSPUR SPV), LP

	By:	OSMIUM PARTNERS (EQUATION) LLC, its General Partner

By:	/s/ John H. Lewis	By:	/s/ John H. Lewis
Name:	John H. Lewis	Name:	John H. Lewis
Title:	Managing Member	Title:	Managing Member